Exhibit 99.2

Interim unaudited condensed consolidated financial statements of WageWorks, Inc.
as of June 30, 2019 and for the three months ended June 30, 2019 and 2018

WAGEWORKS, INC.

Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	June 30, 2019	December 31, 2018
	(Unaudited)	Derived from Audited Financial Statements
Assets
Current assets:
Cash and cash equivalents	$807,128	$898,426
Restricted cash	—	333
Short-term investments	160,915	222,205
Receivables, net	89,632	101,297
Prepaid expenses and other current assets	28,756	23,662
Total current assets	1,086,431	1,245,923
Property and equipment, net	72,379	76,920
Operating lease right-of-use assets	22,679	—
Goodwill	297,409	297,409
Acquired intangible assets, net	117,391	130,095
Deferred tax assets, net	1,202	1,482
Other assets	31,878	33,324
Total assets	$1,629,369	$1,785,153
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$88,663	$97,347
Customer obligations	674,879	762,100
Short-term operating lease liabilities	8,242	—
Other current liabilities	11,544	4,264
Total current liabilities	783,328	863,711
Long-term debt, net of issuance costs	144,906	244,693
Long-term operating lease liabilities	26,358	—
Other long-term liabilities	2,180	11,608
Total liabilities	956,772	1,120,012
Commitments and Contingencies (Note 10)
Stockholders’ Equity:
Common stock, par value $0.001 per share (1,000,000 shares authorized; 40,350 shares issued and 39,870 shares outstanding at June 30, 2019 and 40,333 shares issued and 39,853 shares outstanding at December 31, 2018)	41	41
Additional paid-in capital	583,288	582,521
Treasury stock at cost (480 shares at June 30, 2019 and December 31, 2018)	(22,309)	(22,309)
Accumulated other comprehensive income (loss)	81	(754)
Retained earnings	111,496	105,642
Total stockholders’ equity	672,597	665,141
Total liabilities and stockholders’ equity	$1,629,369	$1,785,153

See accompanying notes to the condensed consolidated financial statements.

WAGEWORKS, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Healthcare	$65,172	$68,104	$137,146	$143,361
COBRA	20,316	26,200	43,905	55,035
Commuter	19,560	18,847	38,900	37,725
Other	3,581	3,357	6,903	7,028
Total revenues	108,629	116,508	226,854	243,149
Operating expenses:
Cost of revenues (excluding amortization of internal use software)	36,660	36,143	75,918	81,386
Technology and development	15,600	13,392	31,940	26,425
Sales and marketing	18,269	18,521	36,600	36,859
General and administrative	24,672	18,898	52,581	44,147
Amortization	11,041	10,191	21,892	20,182
Employee termination and other charges	—	2,853	—	2,853
Total operating expenses	106,242	99,998	218,931	211,852
Income from operations	2,387	16,510	7,923	31,297
Interest and other income, net	2,883	1,455	5,532	2,721
Interest expense	(2,164)	(2,420)	(4,873)	(4,602)
Income before income taxes	3,106	15,545	8,582	29,416
Income tax provision	(1,309)	(4,621)	(2,728)	(7,473)
Net income	$1,797	$10,924	$5,854	$21,943
Net income per share:
Basic	$0.05	$0.27	$0.15	$0.55
Diluted	$0.04	$0.27	$0.14	$0.54
Shares used in computing net income per share:
Basic	39,861	39,853	39,857	39,838
Diluted	40,618	40,412	40,528	40,446

See accompanying notes to the condensed consolidated financial statements.

WAGEWORKS, INC.

Condensed Consolidated Statements of Comprehensive Income

(In thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$1,797	$10,924	5,854	21,943
Net unrealized gain (loss) on short-term investments, net of tax	303	47	835	(684)
Total comprehensive income	$2,100	$10,971	6,689	21,259

See accompanying notes to the condensed consolidated financial statements.

WAGEWORKS, INC.

Condensed Consolidated Statements of Stockholders’ Equity

(In thousands) (Unaudited)

	Three and Six Months Ended June 30, 2019
	Common stock		Additional	Treasury	Accumulated other comprehensive	Retained	Total stockholders’
	Shares	Amount	paid-in capital	stock at cost	income (loss)	earnings	equity
Balance at December 31, 2018	39,853	$41	$582,521	$(22,309)	$(754)	$105,642	$665,141
Stock-based compensation expense	—	—	2,904	—	—	—	2,904
Capitalized stock-based compensation	—	—	53	—	—	—	53
Other comprehensive income, net of tax	—	—	—	—	532	—	532
Net income	—	—	—	—	—	4,057	4,057
Balance at March 31, 2019	39,853	41	585,478	(22,309)	(222)	109,699	672,687
Exercise of stock options	17	—	316	—	—	—	316
Stock-based compensation expense (reversal), net	—	—	(2,545)	—	—	—	(2,545)
Capitalized stock-based compensation	—	—	39	—	—	—	39
Other comprehensive income, net of tax	—	—	—	—	303	—	303
Net income	—	—	—	—	—	1,797	1,797
Balance at June 30, 2019	39,870	$41	$583,288	$(22,309)	$81	$111,496	$672,597

See accompanying notes to the condensed consolidated financial statements.

WAGEWORKS, INC.

Condensed Consolidated Statements of Stockholders’ Equity

(In thousands) (Unaudited)

	Three and Six Months Ended June 30, 2018
	Common stock		Additional paid-in	Treasury	Accumulated other comprehensive	Retained	Total stockholders’
	Shares	Amount	capital	stock at cost	loss	earnings	equity
Balance at December 31, 2017	39,771	$41	$562,131	$(22,309)	$(354)	$72,741	$612,250
Exercise of stock options	54	—	1,395	—	—	—	1,395
Issuance of common stock under Employee Stock Purchase Plan	18	—	869	—	—	—	869
Issuance of restricted stock units, net of shares withheld for employee taxes	10	—	(281)	—	—	—	(281)
Stock-based compensation expense	—	—	7,293	—	—	—	7,293
Capitalized stock-based compensation	—	—	191	—	—	—	191
Other comprehensive loss, net of tax	—	—	—	—	(731)	—	(731)
ASC 606 cumulative-effect adjustment	—	—	—	—	—	6,955	6,955
Net income	—	—	—	—	—	11,019	11,019
Balance at March 31, 2018	39,853	41	571,598	(22,309)	(1,085)	90,715	638,960
Stock-based compensation expense	—	—	1,588	—	—	—	1,588
Capitalized stock-based compensation	—	—	68	—	—	—	68
Other comprehensive income, net of tax	—	—	—	—	47	—	47
Net income	—	—	—	—	—	10,924	10,924
Balance at June 30, 2018	39,853	$41	$573,254	$(22,309)	$(1,038)	$101,639	$651,587

See accompanying notes to the condensed consolidated financial statements.

WAGEWORKS, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands) (Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$5,854	$21,943
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	29,419	26,834
Amortization of debt issuance costs	363	242
Amortization of contract costs	1,536	1,576
Stock-based compensation expense	359	8,881
Provision for doubtful accounts	510	98
Other	172	(379)
Changes in operating assets and liabilities:
Receivables	11,155	20,312
Prepaid expenses and other current assets	(5,094)	6,964
Other assets	(90)	(14,109)
Accounts payable and accrued expenses	(11,025)	(1,755)
Customer obligations	(87,221)	(57,879)
Other liabilities	9,870	831
Net cash (used in) provided by operating activities	(44,192)	13,559
Cash flows from investing activities:
Purchases of property and equipment	(9,694)	(19,834)
Purchases of short-term investments	(10,930)	(122,823)
Proceeds from sales of short-term investments	6,316	4,096
Proceeds from maturities of short-term investments	66,860	56,665
Purchases of intangible assets	(60)	(209)
Net cash provided by (used in) investing activities	52,492	(82,105)
Cash flows from financing activities:
Proceeds from exercise of common stock options	316	1,396
Proceeds from issuance of common stock under Employee Stock Purchase Plan	—	869
Payments of debt modification costs	(150)	(500)
Payments of debt principal	(100,000)	—
Payment of finance lease obligations	(97)	(152)
Taxes paid related to net share settlement of stock-based compensation arrangements	—	(218)
Net cash (used in) provided by financing activities	(99,931)	1,395
Net decrease in cash and cash equivalents, unrestricted and restricted	(91,631)	(67,151)
Cash and cash equivalents at beginning of period, unrestricted and restricted	898,759	779,677
Cash and cash equivalents at end of period, unrestricted and restricted	$807,128	$712,526

Supplemental cash flow disclosure:
Cash paid during the period for:
Interest	$4,786	$4,139
Income taxes	$3,814	$1,979
Noncash financing and investing activities:
Property and equipment, accrued but not paid	$2,341	$3,168
Property and equipment under finance lease	$—	$142

See accompanying notes to the condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1 Summary of Business and Significant Accounting Policies

Business

WageWorks, Inc., (together with its subsidiaries, “WageWorks” or the “Company”) was incorporated in the state of Delaware in 2000. The Company is a leader in administering Consumer-Directed Benefits (“CDBs”), which empower employees to lower their healthcare related expenditures while also providing corporate tax advantages for employers.

The Company operates as a single reportable segment on an entity level basis, and considers itself to operate under one operating and reporting segment with healthcare, transit and other employer sponsored programs representing a group of similar product lines. The Company believes that it engages in a single business activity and operates in a single economic environment.

Proposed Merger with HealthEquity, Inc.

On June 26, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HealthEquity, Inc., a Delaware corporation (“HealthEquity”), and Pacific Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of HealthEquity (“Merger Sub”). The Merger Agreement provides that, subject to the terms and conditions set forth therein, Merger Sub will merge with and into WageWorks (the “Merger”), with WageWorks surviving the Merger and becoming a wholly owned subsidiary of HealthEquity.

Under the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of WageWorks common stock (other than shares (i) owned in treasury by WageWorks, (ii) owned by HealthEquity, Merger Sub or any other direct or indirect wholly owned subsidiary of HealthEquity, and (iii) held by WageWorks stockholders who perfect their appraisal rights with respect to the Merger) will be cancelled and automatically converted into the right to receive $51.35 in cash, without interest (the “Merger Consideration”).

Under the Merger Agreement, at the effective time of the Merger, (x) each outstanding WageWorks stock option (whether vested or unvested) will be cancelled and, if the exercise price per share of such stock option is less than $51.35, will be exchanged for an amount of cash, without interest, equal to (1) the Merger Consideration less the applicable exercise price per share with respect to such stock option multiplied by (2) the number of shares covered by such stock option, (y) each outstanding award of WageWorks RSUs subject to only time-based vesting conditions (1) granted prior to June 26, 2019 will fully vest and be entitled to receive the Merger Consideration for each share covered by such award or (2) granted on or after June 26, 2019, will, as of the effective time of the Merger, be assumed by HealthEquity and converted automatically into an award of RSUs covering an adjusted (based on the ratio of the Merger Consideration to the volume weighted average price of a share of common stock of HealthEquity for the 20 trading days ending with the trading day immediately preceding the date of the closing of the Merger) number of shares of common stock of HealthEquity and will be subject to the same terms and conditions applicable to such RSUs immediately prior to the Effective Time, and (z) each outstanding award of WageWorks RSUs granted prior to June 26, 2019 and subject to performance-based vesting conditions (each, a “Performance Unit”) will (1) in the case of any Performance Unit for which the performance period is complete but for which the board of directors of WageWorks has not determined the achievement of the underlying performance goals, vest based on actual performance, (2) in the case of any Performance Unit for which the performance period is incomplete, vest based on target performance, and (3) in the case of any Performance Unit that does not vest in accordance with clause (1) or (2), be cancelled for no consideration. Each Performance Unit that vests according to the previous sentence will be cancelled in exchange for an amount of cash, without interest, equal to the Merger Consideration multiplied by the number of shares covered by such vested Performance Unit.

WageWorks has made customary representations, warranties and covenants in the Merger Agreement, including covenants not to, during the pendency of the Merger, solicit alternative transactions or, subject to certain exceptions, enter into discussions concerning, or provide confidential information in connection with, an alternative transaction. Each of HealthEquity and Merger Sub also has made customary representations, warranties and covenants in the Merger Agreement.

Consummation of the Merger is subject to the satisfaction or waiver of customary closing conditions, including adoption of the Merger Agreement by WageWorks’ stockholders. The early termination of the waiting period applicable to the Merger under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 was granted by the Federal Trade Commission on July 29, 2019. The transaction is not subject to any financing condition.

The Merger Agreement contains certain customary termination rights for HealthEquity and WageWorks, including a right to terminate the Merger Agreement if the Merger is not completed by December 26, 2019, unless otherwise extended pursuant to the terms of the Merger Agreement. The Merger Agreement further provides that, upon termination of the Merger Agreement under certain specified circumstances, WageWorks will be obligated to pay HealthEquity a termination fee of $69,656,872.

Basis of Presentation

The unaudited interim condensed consolidated financial statements and the related notes have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The results of the interim periods presented herein are not necessarily indicative of the results of future periods or annual results for the year ending December 31, 2019.

These unaudited interim condensed consolidated financial statements and the related notes should be read in conjunction with the December 31, 2018 audited financial statements and related notes, together with management’s discussion and analysis of financial condition and results of

Notes to Condensed Consolidated Financial Statements

(Unaudited)

operations, included in the Company’s Annual Report on Form 10-K. The December 31, 2018 consolidated balance sheet included in this interim Quarterly Report on Form 10-Q was derived from audited financial statements.

There have been no material changes to the Company’s critical accounting estimates during the three and six months ended June 30, 2019. Other than the adoption of ASU 2016-02, “Leases (Topic 842)”, there have been no material changes to the Company’s critical accounting policies during the three and six months ended June 30, 2019 from the items the Company disclosed in its Annual Report on Form 10-K for the year ended December 31, 2018.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation, including the reclassification of deferred revenue from accounts payable and accrued expenses to other current liabilities in the condensed consolidated balance sheet as of December 31, 2018 and the statement of cash flows for the six months ended June 30, 2018. There was no impact on the condensed consolidated statements of income for the three and six months ended June 30, 2018.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of WageWorks, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the condensed consolidated financial statements and related disclosures in conformity with GAAP, and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company must make estimates and judgments that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Estimates are used for, but not limited to revenue recognition, allowances for doubtful accounts, useful lives for depreciation and amortization, loss contingencies, income taxes, the assumptions used for stock-based compensation including attainment of performance-based awards, the assumptions used for software and web site development cost classification, and recoverability and impairments of goodwill and long-lived assets and average customer life. Actual results may be materially different from those estimates. In making its estimates, the Company considers the current economic and legislative environment.

Leases

The Company leases office space under noncancelable operating leases. Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the implicit rate is not readily determinable in most of the Company’s lease agreements, the Company uses its estimated secured incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Lease expense is recognized on a straight-line basis over the lease term. In addition, the Company made an accounting policy election to keep leases with an initial term of 12 months or less off of the balance sheet.

The Company determines if an arrangement is a lease or contains a lease at inception. The Company applied the short-term lease measurement and recognition exemption in which right-of-use (“ROU”) assets and lease obligations are not recognized for short-term leases. The Company does not have lease agreements with residual value guarantees, sales leaseback terms or material restrictive covenants. The Company has one sublease for which the sublease income was recorded as a reduction to operating lease expense for the three and six months ended June 30, 2019 and 2018.

The Company has lease agreements that contain both lease and non-lease components. For real estate leases, the Company accounts for lease components together with non-lease components (e.g., common-area maintenance). Amounts recognized as ROU assets related to finance leases are included in property and equipment, net in the accompanying condensed consolidated balance sheets, while related lease liabilities are included in other current liabilities and other long-term liabilities.

Recently Adopted Accounting Guidance

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, Leases (Topic 842). In January 2019 the FASB issued ASU 2019-01 which amended the transition disclosure requirements for Topic 842. Topic 842 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating lease.

The Company adopted Topic 842 prospectively during the first quarter of 2019. As part of its adoption, the Company elected a package of practical expedients for leases that commenced prior to January 1, 2019 and did not reassess: (i) whether any expired or existing contracts are or contain leases; (ii) lease classification for any expired or existing leases; and (iii) initial direct costs capitalization for any existing leases. The Company recognizes those lease payments in the condensed consolidated statements of income on a straight-line basis over the lease term.

The adoption of Topic 842 resulted in the Company recording $25.5 million of right-of-use lease assets and $38.4 million of lease liabilities as of January 1, 2019. The new standard did not have a significant impact on the condensed consolidated statements of income. See Note 10, Commitments and Contingencies for additional information.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement - Reporting Comprehensive Income (Topic 220) - Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” (ASU 2018-02). This standard allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act and requires certain disclosures about stranded tax effects. The Company adopted ASU 2018-02 on January 1, 2019 and applied it in the period of adoption. The Company did not elect to reclassify any tax effects of the Tax Cuts and Jobs Act on items within accumulated other comprehensive income to retained earnings. The adoption of this standard did not have an effect on the Company’s condensed consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, “Intangibles, Goodwill and Other (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract” (ASU 2018-15). ASU 2018-15 requires implementation costs incurred by customers in cloud computing arrangements to be deferred, if those same costs would be capitalized by a customer in a software licensing arrangement under the internal-use software guidance in ASC 350-40. ASU 2018-15 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2019, with early adoption permitted. The Company elected to early adopt the new standard as of March 31, 2019. The adoption of this standard did not have a material effect on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (ASU 2016-13), which amends the FASB’s guidance on the impairment of financial instruments. In April 2019 the FASB issued ASU No. 2019-04, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments”, which contains a compilation of guidance to assist  practitioners with the implementation and application of ASU 2016-13, among others. ASU 2016-13 adds to GAAP an impairment model (known as the “current expected credit loss model”) that is based on expected losses rather than incurred losses. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the timing and impact of adoption on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” The amendments eliminate Step 2 from the goodwill impairment test. The annual, or interim, goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. The amendments also eliminate the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The new standard is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the timing and impact of adoption on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement” (ASU 2018-13). The primary focus of ASU 2018-13 is to improve the effectiveness of the disclosure requirements for fair value measurements. The changes affect all companies that are required to include fair value measurement disclosures. In general, the amendments in this standard are effective for all entities for fiscal years and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the timing and impact of adoption on its consolidated financial statements.

In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses.” ASU 2018-19 clarifies that receivables arising from operating leases are not within the scope of the credit losses standard, but rather, should be accounted for in accordance with the leases standard. In general, the amendments in this standard are effective for public business entities that meet the definition of a SEC filer for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The Company is currently evaluating the timing and impact of adoption on its consolidated financial statements.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2  Net Income per Share

The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share data):

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Numerator: Net income	$1,797	$10,924	$5,854	$21,943

Denominator:
Basic weighted-average shares	39,861	39,853	39,857	39,838
Effect of potentially dilutive shares:
Weighted-average dilutive stock options, restricted stock and performance restricted stock units, and employee stock purchase plan shares	757	559	671	608
Diluted weighted-average shares	40,618	40,412	40,528	40,446

Net income per share:
Basic	$0.05	$0.27	$0.15	$0.55
Diluted	$0.04	$0.27	$0.14	$0.54

For the three months ended June 30, 2019 and 2018, potential shares from stock options and restricted stock units totaling 1.9 million and 1.8 million, respectively, are not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive. For the six months ended June 30, 2019 and 2018, potential shares from stock options and restricted stock units totaling 1.9 million and 1.6 million, respectively, are not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive.

Note 3 Revenue

The Company generally invoices its customers on a monthly basis with a term of net 30-60 days. The Company applies the practical expedient provided by ASC 606 and does not evaluate contracts of one year or less for the existence of a significant financing component. The Company’s policy is to exclude sales and other indirect taxes when measuring the transaction price of its subscription agreements.

Disaggregation of Revenues

The Company’s primary categories of revenue are Healthcare, Commuter, COBRA and Other revenue and are disclosed in the condensed consolidated statements of income. The following table provides information about disaggregated revenue from contracts with customers by the nature of the products and services (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Benefit administration services and COBRA	$87,763	$96,258	$183,723	$200,699
Interchange	13,245	13,555	28,684	29,300
Other	7,621	6,695	14,447	13,150
Total	$108,629	$116,508	$226,854	$243,149

Contract Balances

The Company generally does not recognize revenue in advance of invoicing its customers, however, it records a receivable when revenue is recognized prior to invoicing and it has an unconditional right to payment. Alternatively, when payment precedes the related services, the Company records a contract liability, or deferred revenue, until its performance obligations are satisfied. The Company’s deferred revenue as of June 30, 2019 and December 31, 2018 was $12.6 million and $3.9 million, respectively. The balances relate to up-front fees, cash received in advance for a certain interchange revenue arrangement, and other commuter deferred revenue. The Company expects to satisfy its remaining obligations for these arrangements.

Contract Costs

Contract costs relate to incremental costs of obtaining a contract with a customer. Contract costs, which primarily consist of deferred sales commissions, were $9.0 million and $8.8 million as of June 30, 2019 and December 31, 2018, respectively and are included in other assets on the condensed consolidated balance sheets. Amortization expense for the deferred costs was $0.8 million and $0.7 million for the three months ended June 30, 2019 and 2018, respectively, and $1.5 million and $1.6 million for the six months ended June 30, 2019 and 2018, respectively. There was no impairment loss in relation to the costs capitalized for the periods presented. Deferred contract costs are amortized on a straight-line basis over the period of benefit, which is consistent with the pattern of transfer of the good or service to which the asset relates.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Performance Obligations

During the three and six months ended June 30, 2019, the Company recognized the following revenues (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues recognized in the period for:
Performance obligations satisfied from amounts included in contract liabilities at the beginning of the period	$143	$143	$286	$286
Performance obligations satisfied from new activities in the period - contract revenues	108,486	116,365	226,568	242,863
Total revenues	$108,629	$116,508	$226,854	$243,149

The following table includes estimated revenues expected to be recognized in the future related to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period (in thousands). The Company applies the practical expedient to not disclose information about contracts with original expected durations of one year or less, amounts of variable consideration attributable to the variable consideration allocation exception, or contract renewals that are unexercised as of June 30, 2019.

June 30, 2019
2019 (remainder of year)	$286
2020	571
2021	571
2022 and thereafter	1,143
Total	$2,571

Note 4 Investments and Fair Value Measurements

The following tables summarize the Company’s investments in marketable securities and fair value measurements by investment category reported as cash equivalents and short-term investments as of June 30, 2019 and December 31, 2018 (in thousands):

June 30, 2019	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value	Level 1	Level 2
Cash equivalents:
Money market funds	$41,570	$—	$—	$41,570	$41,570	$—
Commercial paper	32,848	1	(5)	32,844	—	32,844
Municipal bonds	10,382	—	—	10,382	—	10,382
Total cash equivalents	84,800	1	(5)	84,796	41,570	43,226

Short-Term Investments:
U.S. government securities	15,564	1	(10)	15,555	15,555	—
U.S. government agency securities	10,842	4	(9)	10,837	—	10,837
Municipal bonds	2,295	2	—	2,297	—	2,297
Corporate debt securities	100,364	199	(49)	100,514	—	100,514
Commercial paper	5,994	—	—	5,994	—	5,994
Asset-backed securities	25,732	14	(28)	25,718	—	25,718
Total short-term investments	160,791	220	(96)	160,915	15,555	145,360
Total cash equivalents and short-term investments	$245,591	$221	$(101)	$245,711	$57,125	$188,586

Notes to Condensed Consolidated Financial Statements

(Unaudited)

December 31, 2018	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value	Level 1	Level 2
Cash equivalents:
Money market funds	$41,027	$—	$—	$41,027	$41,027	$—
Commercial paper	10,436	1	—	10,437	—	10,437
Municipal bonds	7,781	—	—	7,781	—	7,781
Total cash equivalents	59,244	1	—	59,245	41,027	18,218

Short-Term Investments:
U.S. government securities	22,534	—	(94)	22,440	22,440	—
U.S. government agency securities	14,346	—	(56)	14,290	—	14,290
Municipal bonds	3,548	—	(4)	3,544	—	3,544
Foreign government securities	2,504	—	(6)	2,498	—	2,498
Corporate debt securities	134,003	37	(685)	133,355	—	133,355
Commercial paper	12,954	—	(4)	12,950	—	12,950
Certificates of deposit	1,258	—	—	1,258	—	1,258
Asset-backed securities	32,054	—	(184)	31,870	—	31,870
Total short-term investments	223,201	37	(1,033)	222,205	22,440	199,765
Total cash equivalents and short-term investments	$282,445	$38	$(1,033)	$281,450	$63,467	$217,983

As of June 30, 2019, the Company’s unrealized losses on investments were deemed temporary in nature.

The following tables summarize the gross unrealized losses and fair values of investments in an unrealized loss position as of June 30, 2019 and December 31, 2018, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands):

	Less than 12 months		12 months or greater		Total
June 30, 2019	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
Cash equivalents:
Commercial paper	$29,851	$(5)	$—	$—	$29,851	$(5)
Total cash equivalents in unrealized loss position	29,851	(5)	—	—	29,851	(5)

Short-Term Investments:
U.S. government securities	—	—	13,035	(10)	13,035	(10)
U.S. government agency securities	—	—	8,822	(9)	8,822	(9)
Corporate debt securities	6,389	(4)	55,447	(45)	61,836	(49)
Commercial paper	5,993	—	—	—	5,993	—
Asset-backed securities	3,550	(3)	12,850	(25)	16,400	(28)
Total short-term investments in unrealized loss position	15,932	(7)	90,154	(89)	106,086	(96)
Total cash equivalents and short-term investments in unrealized loss position	$45,783	$(12)	$90,154	$(89)	$135,937	$(101)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

	Less than 12 months
December 31, 2018	Fair Value	Gross Unrealized Loss
Short-Term Investments:
U.S. government securities	$22,440	$(94)
U.S. government agency securities	14,290	(56)
Municipal bonds	3,544	(4)
Foreign government securities	2,498	(6)
Corporate debt securities	125,192	(685)
Commercial paper	12,950	(4)
Asset-backed securities	31,870	(184)
Total short-term investments in unrealized loss position	$212,784	$(1,033)

Realized gains and losses on marketable securities are included in other income (expense), net on the Company’s condensed consolidated statements of income. Gross realized losses on marketable securities for the three and six months ended June 30, 2019 and 2018 were not significant.

The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. There were no transfers between Level 1 and Level 2 fair value categories during the periods presented.

The following tables summarize the estimated amortized cost and fair value of the Company’s marketable securities by the contractual maturity date as of June 30, 2019 and December 31, 2018 (in thousands):

June 30, 2019	Amortized Cost	Fair Value
Due less than one year	$221,054	$221,026
Due in one to five years	24,537	24,685
Total	$245,591	$245,711

December 31, 2018	Amortized Cost	Fair Value
Due less than one year	$219,057	$218,394
Due in one to five years	63,388	63,056
Total	$282,445	$281,450

Note 5 Receivables

Receivables at June 30, 2019 and December 31, 2018 were comprised of the following (in thousands):

	June 30, 2019	December 31, 2018
Trade receivables	$49,324	$52,525
Unpaid amounts for benefit services	44,426	52,380
Receivables, gross	93,750	104,905
Less: allowance for doubtful accounts	(4,118)	(3,608)
Receivables, net	$89,632	$101,297

Note 6 Property and Equipment

Property and equipment at June 30, 2019 and December 31, 2018 were comprised of the following (in thousands):

	June 30, 2019	December 31, 2018
Computers and equipment	$29,406	$27,519
Software and software development costs	153,063	144,260
Furniture and fixtures	8,121	8,123
Leasehold improvements	28,951	28,883
Property and equipment, gross	219,541	208,785
Less: accumulated depreciation and amortization	(147,162)	(131,865)
Property and equipment, net	$72,379	$76,920

As of both June 30, 2019 and December 31, 2018, total right-of-use assets related to finance leases were $1.2 million, and were classified as

Notes to Condensed Consolidated Financial Statements

(Unaudited)

computers and equipment. Accumulated depreciation for assets under finance leases was $0.9 million and $0.8 million at June 30, 2019 and December 31, 2018, respectively.

The Company capitalized software development costs of $4.5 million and $5.9 million for the three months ended June 30, 2019 and 2018, respectively; and $8.9 million and $11.6 million for the six months ended June 30, 2019 and 2018, respectively. Amortization expense related to capitalized software development costs was $4.6 million and $3.8 million for the three months ended June 30, 2019 and 2018, respectively; and $9.1 million and $7.4 million for the six months ended June 30, 2019 and 2018, respectively. These costs are included in amortization expense in the condensed consolidated statements of income. At June 30, 2019, the unamortized software development costs included in property and equipment in the condensed consolidated balance sheets were $40.2 million.

Total depreciation expense plus amortization of capitalized software development costs for the three months ended June 30, 2019 and 2018 was $8.5 million and $7.3 million, respectively. Total depreciation expense plus amortization of capitalized software development costs for the six months ended June 30, 2019 and 2018 was $16.7 million and $14.1 million, respectively.

Note 7 Goodwill and Intangible Assets

Goodwill

There was no change in the carrying amount of goodwill for the three and six months ended June 30, 2019.

Intangible Assets

Acquired intangible assets at June 30, 2019 and December 31, 2018 were comprised of the following (in thousands):

	June 30, 2019			December 31, 2018
	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Amortizable intangible assets:
Client/broker contracts and relationships	$237,490	$(120,983)	$116,507	$237,430	$(108,834)	$128,596
Trade names	3,880	(3,635)	245	3,880	(3,587)	293
Technology	14,646	(14,490)	156	14,646	(14,009)	637
Noncompete agreements	2,232	(2,120)	112	2,232	(2,084)	148
Favorable lease agreements	1,134	(763)	371	1,134	(713)	421
Total	$259,382	$(141,991)	$117,391	$259,322	$(129,227)	$130,095

Amortization of intangible assets for the three months ended June 30, 2019 and 2018 was $6.4 million and $6.3 million, respectively. For the six months ended June 30, 2019 and 2018, amortization of intangible assets was $12.8 million and $12.7 million, respectively.

The estimated amortization expense in future periods at June 30, 2019 is as follows (in thousands):

As of June 30, 2019
Remainder of 2019	$12,181
2020	22,758
2021	19,953
2022	17,518
2023	14,728
Thereafter	30,253
Total	$117,391

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 8 Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at June 30, 2019 and December 31, 2018 were comprised of the following (in thousands):

	June 30, 2019	December 31, 2018
Accounts payable and accrued liabilities	$28,026	$32,771
Payable to benefit providers and transit agencies	32,220	30,148
Accrued compensation and related benefits	24,180	28,594
Other accrued expenses	4,237	5,834
Accounts payable and accrued expenses	$88,663	$97,347

Note 9 Long-term debt

As of June 30, 2019 and December 31, 2018, long-term debt consisted of the following (in thousands):

	June 30, 2019	December 31, 2018
Revolving credit facility used	$149,830	$249,830
Less: Outstanding letters of credit	(2,830)	(2,830)
Outstanding revolving credit facility	147,000	247,000
Unamortized loan issuance costs	(2,094)	(2,307)
Long-term debt, net of issuance costs	$144,906	$244,693

On April 4, 2017, the Company entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) with MUFG Union Bank, N.A., as administrative agent (“Agent”). The Credit Agreement amends and restates the Company’s existing Amended and Restated Credit Agreement, and increased the Company’s borrowing capacity under the revolving credit facility to $400.0 million, with a $15.0 million letter of credit sub-facility. The Credit Agreement contains an increase option permitting the Company, subject to certain conditions and requirements, to arrange with existing lenders and/or new lenders to provide up to an aggregate of $100.0 million in additional commitments. The principal, together with all accrued and unpaid interest, is due and payable on April 4, 2022. Loan proceeds may be used for general corporate purposes, including acquisitions permitted under the Credit Agreement. The Company may prepay loans under the Credit Agreement in whole or in part at any time without premium or penalty. The fees incurred in connection with this Credit Agreement are classified as a direct deduction from long-term debt in the condensed consolidated balance sheets. The Second Amended Credit Agreement contains financial and non-financial covenants including debt ratio and interest coverage ratio requirements. The Company is currently in compliance with all the covenants under the credit facility.

In the first quarter of 2019, the Company entered into a Third Reporting Extension Agreement and paid the Agent $0.1 million to extend the delivery date of the 2018 Annual Report on Form 10-K to May 10, 2019. In the second quarter of 2019, the Company entered into a Fourth Reporting Extension Agreement and paid the Agent $0.1 million to extend the delivery date of the 2018 Annual Report on Form 10-K to May 31, 2019. The fees incurred were added to loan financing fees to be amortized to interest expense over the remaining life of the loan. The 2018 Annual Report on Form 10-K was filed on May 29, 2019.

As of June 30, 2019, the Company had $147.0 million outstanding under the revolving credit facility and $250.2 million unused revolving credit facility still available to borrow under the Credit Agreement. As of June 30, 2019, the interest rate applicable to the revolving credit facility was 3.90% per annum. See Note 10 for further information regarding letters of credit.

Note 10 Commitments and Contingencies

Operating Leases

The Company leases office space under noncancelable operating leases and leases various office equipment under finance lease arrangements. The Company’s leases have remaining lease terms of approximately 1 to 9 years, which may include the option to extend the lease when it is reasonably certain the Company will exercise that option. The exercise of lease renewal options is at the Company’s sole discretion. The components of operating lease expense were as follows (in thousands):

	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Operating lease cost	$1,806	$3,620
Sublease income	(469)	(938)
Net lease cost	$1,337	$2,682

Rent expense under operating lease agreements was $1.9 million and $3.9 million for the three and six months ended June 30, 2018, respectively.

Amortization and interest expense related to finance leases were not material during the three and six months ended June 30, 2019.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

As of June 30, 2019, the weighted-average remaining lease term and discount rate for the Company’s operating leases are 4.9 and 4.6%, respectively.

As of June 30, 2019, maturities of lease liabilities by fiscal year for the Company’s operating leases, excluding the future contractual sublease income of $7.3 million, were as follows (in thousands):

Years Ending December 31,	Operating Leases
2019 (remainder of year)	$4,819
2020	9,700
2021	9,696
2022	6,536
2023	2,308
Thereafter	5,663
Total minimum lease payments	38,722
Less: imputed interest	(4,122)
Present value of net minimum lease payments	34,600
Less: current portion	8,242
Long-term operating lease liabilities	$26,358

Prior to the adoption of the new leases standard, future minimum lease payments under non-cancelable operating leases, excluding the contractual sublease income of $8.3 million which is expected to be received through February 2023, were as follows as of December 31, 2018 (in thousands):

Years Ending December 31,	Operating Leases
2019	$9,479
2020	9,685
2021	9,661
2022	6,536
2023	2,308
Thereafter	5,663
Total future minimum lease payments	$43,332

Operating cash outflows related to operating leases were $2.3 million and $4.7 million for the three and six months ended June 30, 2019.

During the second quarter of 2019, the Company entered into a lease agreement with a period of approximately 10 years to occupy 150,000 square feet of new office space in Mesa, AZ. The base rent obligation of $63.1 million is expected to commence in the third quarter of 2020, and therefore is not included in the table above. In addition to the base rent payments, the Company will be obligated to pay certain customary amounts for its share of operating expenses and tax obligation. The Company has the option to extend the term of the lease for two additional periods of five years. Contractual obligations related to this lease are shown in the table below (in thousands):

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Future lease obligation (Mesa)	$63,094	$—	$5,803	$11,944	$45,347

Legal Matters

The Company is pursuing affirmative claims against the Office of Personnel Management (OPM) to obtain payment for services provided by the Company between March 1, 2016 and August 31, 2016 pursuant to its contract with OPM for the Government’s Federal Flexible Account Program (“FSAFEDS”). The Company initially issued its invoice for these services in February 2017. On December 22, 2017, the Company received the Contracting Officer’s “final decision” refusing payment of the invoiced amount and otherwise denying the Company’s Certified Claim. As a result of this decision, and a related Certified Claim that OPM subsequently denied, on February 8, 2018, the Company filed an appeal to the Civilian Board of Contract Appeals (“CBCA”) against OPM for services provided by the Company between March 1, 2016 and August 31, 2016. On August 3, 2018, the Company also filed an appeal to the CBCA of OPM’s June 21, 2018 denial of a Request for Equitable Adjustment for extra work associated with a contract modification imposing new security and other requirements not part of the original scope of FSAFED’s contract work. In connection with the Company’s claims against OPM, OPM has also claimed that an erroneous statement in a certificate signed by a former executive officer constituted a violation of the False Claims Act and moved to dismiss part of the Company’s claim against OPM as a result. In March 2019, the Company filed a Motion for Summary Judgment with CBCA on the December 22nd denial by the OPM. OPM has moved to defer consideration of the Motion for Summary Judgment to permit it further discovery. That Motion has been granted, but the case is on hold pending a ruling by the CBCA on the scope of the further discovery permitted in connection with the Company’s underlying Motion for Summary Judgment. In order to accelerate resolution of all matters before the CBCA, the Company’s appeal of the June 21st denial by the OPM was withdrawn on April 9, 2019. The remaining claim related to the OPM’s December 22nd denial, valued at approximately $6.2 million, could be decided by a decision on the pending Motion for Summary Judgment, or go to trial if the Motion is denied. As with all legal proceedings, no assurance can be provided as to the outcome of these matters or if the Company will be successful in recovering the full claimed amount.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On March 9, 2018, a putative class action was filed in the United States District Court for the Northern District of California (the “Securities Class Action”). On May 16, 2019, a consolidated amended complaint was filed by the lead plaintiffs asserting claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, against the Company, its former Chief Executive Officer and its former Chief Financial Officer on behalf of purchasers of WageWorks common stock between May 6, 2016 and March 1, 2018. The complaint also alleges claims under the Securities Act of 1933, as amended, arising from the Company’s June 19, 2017 common stock offering against those same defendants, as well as the members of its Board of Directors at the time of that offering and the underwriters of the offering.

On June 22, 2018 and September 6, 2018, two derivative lawsuits were filed against certain of our officers and directors and the Company (as nominal defendant) in the Superior Court of the State of California, County of San Mateo. The actions were consolidated. On July 23, 2018, a similar derivative lawsuit was filed against certain of our officers and directors and the Company (as nominal defendant) in the United States District Court for the Northern District of California (together, the “Derivative Suits”). The Derivative Suits purport to allege claims related to breaches of fiduciary duties, waste of corporate assets, and unjust enrichment. In addition, the complaint in District Court includes a claim for abuse of control, and the complaint in Superior Court includes a claim to require the Company to hold an annual shareholder meeting. The allegations in the Derivative Suits relate to substantially the same facts as those underlying the Securities Class Action described above. The plaintiffs seek unspecified damages and fees and costs. In addition, the complaint in the Superior Court seeks for us to provide past operational reports and financial statements, to publish timely and accurate operational reports and financial statements going forward, to hold an annual shareholder meeting, and to take steps to improve its corporate governance and internal procedures.

Plaintiffs in the Superior Court action filed a Consolidated Complaint on May 2, 2019. As stipulated by the parties, and approved by the District Court, the District Court action is stayed. The parties in the District Court action are to notify the District Court within 15 days of (1) the dismissal of the Securities Class Action, (2) the denial of defendants’ motion(s) to dismiss, or (3) a party giving notice that they no longer consent to the voluntary stay.

The Company voluntarily contacted the San Francisco office of the SEC Division of Enforcement regarding the restatement and independent investigation. The Company is providing information and documents to the SEC and will continue to cooperate with the SEC’s investigation into these matters. The U.S. Attorney’s Office for the Northern District of California also opened an investigation. The Company has provided documents and information to the U.S. Attorney’s Office and will continue to cooperate with any inquiries by the U.S. Attorney’s Office regarding the matter.

Beginning on July 30, 2019, putative class action suits were filed in the United States District Court Courts for the Southern District of New York, the District of Delaware, and the Northern District of California asserting claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, against the Company and the members of its Board of Directors. The complaints generally allege disclosure violations in the proxy statement issued by the Company in connection with the stockholder vote on the proposed merger with HealthEquity.

The Company records a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Based on currently available information, the Company does not believe that any additional liabilities relating to other unresolved matters are probable or that the amount of any resulting loss is estimable. In  addition, in accordance with the relevant authoritative guidance, for matters which the likelihood of material loss is at least reasonably possible, the Company provides disclosure of the possible loss or range of loss. If a reasonable estimate cannot be made, the Company will provide disclosure to that effect. However, litigation is subject to inherent uncertainties and the Company’s view of these matters may change in the future. Were an unfavorable outcome to occur, there exists the possibility of a material adverse impact on the Company’s financial position, results of operations or cash flows for the period in which the unfavorable outcome occurs, and potentially in future periods.

The Company is involved in various other litigation, governmental proceedings and claims, not described above, that arise in the normal course of business. For example, on occasion a lawsuit will be filed against a customer of our COBRA business alleging that the customer’s COBRA election notice, which is typically drafted and sent out by the Company on behalf of the customer, did not fully comply with the law. Because the Company is not a proper party to such lawsuits, the Company’s involvement is typically brought on via a third-party subpoena and/or the customer defendant making an indemnification demand against the Company based on their services contract. We have and will continue to vigorously defend the Company’s interests in such lawsuits. While it is not possible to determine the ultimate outcome or the duration of such litigation, including any other litigation or any of the above described governmental proceedings or claims, the Company believes, based on current knowledge and the advice of counsel, that such litigation, proceedings and claims will not have a material impact on the Company’s financial position or results of operations.

Note 11 Stockholders’ Equity

Share Repurchase Program

On March 11, 2019, the Company’s Board of Directors authorized a $150 million stock repurchase program for 3 years which commenced on March 13, 2019 and expires on March 12, 2022. Stock repurchases may be made from time-to-time in open market transactions, privately negotiated transactions, through accelerated share repurchase programs, or by any combination of such methods. The timing of any repurchases and the actual number of shares repurchased will depend on a variety of factors, including the Company’s stock price, corporate and regulatory requirements, restrictions under its debt obligations and other market and economic conditions. No shares of common stock have been repurchased under this program to date.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 12 Employee Benefit Plans

Stock-based compensation

Stock-based compensation is classified in the condensed consolidated statements of income in the same expense line items as cash compensation. Amounts recorded as expense in the condensed consolidated statements of income were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cost of revenues	$414	$660	$939	$2,327
Technology and development	270	586	785	1,161
Sales and marketing	344	772	975	1,750
General and administrative	(3,573)	(430)	(2,340)	3,643
Total	$(2,545)	$1,588	$359	$8,881

(a) Employee Stock Option Plan

In May 2010, the Company adopted the 2010 Equity Incentive Plan (“2010 Plan”). Under the 2010 Plan, the Company can grant share-based awards to all employees, including executive officers, outside consultants and non-employee directors. Options under the 2010 Plan generally have a term of 10 years and vest over 4 years with 25% vesting after one year of service and monthly vesting over the remaining period. As of June 30, 2019, the 2010 Plan has a total of 5.4 million common stock shares available for issuance.

There were no stock options granted during the three and six months ended June 30, 2019 and 2018 as the Company did not file its Form S-8 until June 27, 2019.

Stock option activity for the six months ended June 30, 2019 was as follows (shares in thousands):

	Shares	Weighted-average exercise price	Remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2018	2,219	$46.50	5.11	$4,321
Granted	—	—
Exercised	(17)	18.58
Forfeited and cancelled	(43)	$26.21
Outstanding as of June 30, 2019	2,159	$47.12	4.02	$19,877
Vested and expected to vest at June 30, 2019	2,140	$46.98	3.99	$19,858
Exercisable at June 30, 2019	1,933	$45.31	3.63	$19,602

As of June 30, 2019, there was $4.8 million of total unrecognized stock-based compensation expense associated with stock options which will be recognized over a weighted-average period of approximately 1 year. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures.

(b) Restricted Stock Units

The Company grants restricted stock units (“RSU”) to certain employees, officers, and directors under the 2010 Plan. Restricted stock units vest upon performance-based or service-based criteria.

During the three and six months ended June 30, 2019, the Company granted zero performance-based restricted stock units as the Company did not file its Form S-8 until June 27, 2019. The Company did not grant performance-based restricted stock units in 2018. Performance-based restricted stock units are typically granted such that they vest upon the achievement of certain revenue growth rates and other financial metrics during a specified performance period for which participants have the ability to receive up to 200% of the target number of shares originally granted, depending on terms of the grant agreement.

Stock-based compensation expense related to restricted stock units was $(3.7) million and $(1.1) million for the three months ended June 30, 2019 and 2018, respectively; and was $(2.2) million and $3.0 million for the six months ended June 30, 2019 and 2018, respectively. Total unrecorded stock-based compensation expense at June 30, 2019 associated with restricted stock units was estimated at $42.0 million, which is expected to be recognized over a weighted-average period of approximately 3 years. In the second quarter of 2019, the Company reversed previously recognized expenses of $5.2 million related to performance-based RSUs because management determined that it is improbable that the performance requirements for such RSUs will be met based on the Company’s operating results for the year-to-date period ended June 30, 2019.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The following table summarizes information about restricted stock units issued to officers, directors and employees under the 2010 Plan (shares in thousands):

			Weighted-average grant date fair value
	Service- based RSUs	Performance- based RSUs	Service- based RSUs	Performance- based RSUs
Unvested at December 31, 2018	164	200	$61.79	$59.76
Granted	736	—	$50.92	$—
Vested	(35)	(32)	$56.99	$7.28
Forfeited and cancelled	(5)	—	$61.61	$—
Unvested at June 30, 2019	860	168	$52.68	$72.30

Note 13 Income Taxes

The Company reports income taxes using an asset and liability approach, under which deferred income taxes are provided based upon enacted tax laws and rates applicable to periods in which the taxes become payable. The Company is subject to income taxes in the U.S. federal and various state jurisdictions. Presently, there are no income tax examinations on-going in the jurisdictions where the Company operates.

The Company’s effective tax rate was 42.1% and 29.7% for the three months ended June 30, 2019 and 2018, respectively; and was 31.8% and 25.4% for the six months ended June 30, 2019 and 2018, respectively. The increase in the rate of 12.4% and 6.4% for the three and six months ended June 30, 2019 respectively relates to the discrete impact recognition of an increase in unrecognized tax benefit to the income tax provision. The income tax provision for the three months ended June 30, 2019 and 2018 was $1.3 million and $4.6 million, respectively; and was $2.7 million and $7.5 million for the six months ended June 30, 2019 and 2018, respectively.

As of June 30, 2019, the Company remains in a net deferred tax asset position. The realization of the Company’s deferred tax assets depends primarily on its ability to generate sufficient U.S. taxable income in future periods. The amount of deferred tax assets considered realizable may increase or decrease in subsequent quarters as management reevaluates the underlying basis for the estimates of future domestic taxable income.